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                                                                     Exhibit 5.1

                          [STOEL RIVES LLP LETTERHEAD]

August 26, 2004


The Board of Directors
Tektronix, Inc.
14200 SW Karl Braun Drive
Beaverton, OR  97077

We have acted as counsel for Tektronix, Inc., an Oregon corporation (the "Company"), in connection with the proposed issuance of up to 9,277,207 shares of Common Stock, without par value (including the associated preferred stock purchase rights), of the Company (the "Shares") to stockholders of Inet Technologies, Inc., a Delaware corporation ("Inet"), in the merger contemplated by the Agreement and Plan of Merger dated as of June 29, 2004 (the "Merger Agreement"), among the Company, Inet, Impala Merger Corp., a Delaware corporation ("Merger Corp.") and a wholly-owned subsidiary of the Company, and Impala Acquisition Co. LLC, a Delaware limited liability company ("LLC") and a wholly-owned subsidiary of the Company, pursuant to which Merger Corp. will merge with and into Inet (the "Merger"), immediately followed by the merger of Inet with and into the LLC (the "LLC Merger" and together with the Merger, sometimes referred to as the "Combination"), as described in the Registration Statement on Form S-4, Registration No. 333-117454 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission for the registration of the Shares under the Securities Act of l933, as amended.

We have reviewed the corporate action of the Company in connection with this matter and have examined the documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, and that before the issuance of any of the Shares:

      (a) The Merger Agreement shall have been adopted and approved by the requisite vote of the stockholders of Inet;

      (b) All other conditions to the completion of the Merger set forth in the Merger Agreement shall have been satisfied or waived; and
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The Board of Directors
August 26, 2004
Page 2


      (c) The Shares shall have been issued and delivered in the manner contemplated by the Merger Agreement.

Based upon the foregoing, it is our opinion that the Shares, when issued, delivered and sold in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

We are qualified to practice law in the state of Oregon and we do not express any opinions in this letter concerning any law other than the laws of the state of Oregon and the federal laws of the United States of America.

This opinion is furnished solely for the benefit of the Company and may not be filed with or furnished to any individual, entity, association, agency or other person and may not be quoted or referred to, orally or in writing, in whole or in part, without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the proxy statement/prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consents are required under Section 7 of the Act.

Very truly yours,


/s/ Stoel Rives LLP
STOEL RIVES LLP